Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

DEERFIELD RESOURCES, LTD.

LEADING ASIA PACIFIC INVESTMENT LIMITED

and

UNITECH INTERNATIONAL INVESTMENT HOLDINGS LIMITED,
THE SOLE SHAREHOLDER OF
LEADING ASIA PACIFIC INVESTMENT LIMITED

Dated as of February 10, 2010

TABLE OF CONTENTS

ARTICLE I EXCHANGE OF SHARES		1

1.1.	Share Exchange.	1
1.2.	Closing	1

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER		2

2.1.	Good Title.	2
2.2.	Organization	2
2.3.	Power and Authority	2
2.4.	No Conflicts.	2
2.5.	Litigation	2
2.6.	No Finder's Fee.	2
2.7.	Purchase Entirely for Own Account.	2
2.8.	Available Information	2
2.9.	Non-Registration.	3
2.10.	Restricted Securities.	3
2.11.	Accredited Investor	3
2.12.	Legends	3
2.13.	Additional Legend.	3
2.14.	Disclosure.	3

ARTICLE III REPRESENTATIONS AND WARRANTIES OF LEADING ASIA		4

3.1.	Organization, Standing and Power	4
3.2.	Subsidiaries; Equity Interests.	4
3.3.	Capital Structure	4
3.4.	Authority; Execution and Delivery; Enforceability.	5
3.5.	No Conflicts; Consents.	5
3.6.	Taxes	6
3.7.	Benefit Plans.	6
3.8.	Litigation	7
3.9.	Compliance with Applicable Laws	7
3.10.	Brokers	7
3.11.	Contracts.	7
3.12.	Title to Properties.	7
3.13.	Intellectual Property	7
3.14.	Labor Matters	8
3.15.	Financial Statements; Liabilities	8
3.16.	Insurance	8
3.17.	Transactions with Affiliates and Employees.	8
3.18.	Internal Accounting Controls.	9
3.19.	Solvency	9
3.20.	Application of Takeover Protections.	9
3.21.	Investment Company.	9
3.22.	Foreign Corrupt Practices	9
3.23.	Absence of Certain Changes or Events	10
3.24.	Disclosure.	11
3.25.	No Undisclosed Events, Liabilities, Developments or Circumstances	11
3.26.	No Additional Agreements	11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF DEERFIELD		11

4.1.	Organization, Standing and Power	11
4.2.	Subsidiaries; Equity Interests.	12
4.3.	Capital Structure	12
4.4.	Authority; Execution and Delivery; Enforceability.	13
4.5.	No Conflicts; Consents.	13
4.6.	Taxes	13
4.7.	Benefit Plans.	14
4.8.	ERISA Compliance; Excess Parachute Payments.	14

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TABLE OF CONTENTS

4.9.	Litigation	14
4.10.	Compliance with Applicable Laws	14
4.11.	Contracts.	14
4.12.	Title to Properties.	15
4.13.	Intellectual Property	15
4.14.	Labor Matters	15
4.15.	SEC Documents; Undisclosed Liabilities	15
4.16.	Transactions With Affiliates and Employees.	16
4.17.	Internal Accounting Controls.	16
4.18.	Solvency	16
4.19.	Application of Takeover Protections.	17
4.20.	Investment Company.	17
4.21.	Foreign Corrupt Practices	17
4.22.	Absence of Certain Changes or Events	17
4.23.	Certain Registration Matters	18
4.24.	Listing and Maintenance Requirements.	18
4.25.	Disclosure.	18
4.26.	No Undisclosed Events, Liabilities, Developments or Circumstances	19
4.27.	No Additional Agreements	19

ARTICLE V CONDITIONS TO CLOSING		19

5.1.	Deerfield Conditions Precedent	19
5.2.	Leading Asia and Shareholder Conditions Precedent.	21

ARTICLE VI COVENANTS		23

6.1.	Issuance of Stock Certificates	23
6.2.	Blue Sky Laws	23
6.3.	Public Announcements.	23
6.4.	Fees and Expenses	23
6.5.	Continued Efforts.	23
6.6.	Filing of 8-K	23
6.7.	Furnishing of Information.	23
6.8.	Access	24
6.9.	Preservation of Business.	24

ARTICLE VII MISCELLANEOUS		24

7.1.	Notices.	24
7.2.	Amendments; Waivers	25
7.3.	Replacement of Securities	25
7.4.	Remedies	25
7.5.	Limitation of Liability	26
7.6.	Interpretation.	26
7.7.	Severability.	26
7.8.	Counterparts; Facsimile Execution.	26
7.9.	Entire Agreement; Third Party Beneficiaries.	26
7.10.	Governing Law	26
7.11.	Assignment	26

Annex A	Definitions

ii

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this "Agreement"), dated as of February 10, 2010, is by and among Deerfield Resources, Ltd., a Nevada corporation ("Deerfield"), Leading Asia Pacific Investment Limited, a British Virgin Islands company ("Leading Asia"), and the sole shareholder of Leading Asia, Unitech International Investment Holdings Limited, a British Virgin Islands Company (the "Shareholder"). Each of the parties to this Agreement is individually referred to herein as a "Party" and collectively, as the "Parties." Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

A.

Leading Asia has 50,000 ordinary shares (the "Leading Asia Stock") issued and outstanding, which are held by the Shareholder. The Shareholder has agreed to transfer all of its shares of Leading Asia Stock in exchange for 25,250,000 newly issued shares of the Common Stock, $.001 par value, of Deerfield (the "Deerfield Stock"), constituting 90.18% of the issued and outstanding capital stock of Deerfield on a fully diluted basis, as of and immediately after the Closing and after giving effect to the Cancellation Agreement (as defined in Section 5.1(r)) ..

B.

The Board of Directors of each of Deerfield and Leading Asia has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

1.1.

Share Exchange. At the Closing, the Shareholder shall sell, transfer, convey, assign and deliver to Deerfield its Leading Asia Stock free and clear of all Liens, in exchange for 25,250,000 newly issued shares of Deerfield Stock (referred to herein as the "Shares").

1.2.

Closing. The closing (the "Closing") of the transactions contemplated hereby (the "Transactions") shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP in San Francisco, CA, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the "Closing Date").

ARTICLE II
Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to Deerfield as follows:

2.1.

Good Title. The Shareholder is the record and beneficial owner, and has good title to its Leading Asia Stock, with the right and authority to sell and deliver such Leading Asia Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Deerfield as the new owner of such Leading Asia Stock in the share register of Leading Asia, Deerfield will receive good title to such Leading Asia Stock, free and clear of all Liens.

2.2.

Organization. The Shareholder is duly organized and validly existing in its jurisdiction of organization.

2.3.

Power and Authority. The Shareholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

2.4.

No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

2.5.

Litigation. There is no pending proceeding against the Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.6.

No Finder's Fee. The Shareholder has not created any obligation for any finder's, investment banker's or broker's fee in connection with the Transactions that are not payable entirely by the Shareholder.

2.7.

Purchase Entirely for Own Account. The Shareholder is acquiring the Deerfield Stock proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Deerfield Stock, except in compliance with applicable United States and foreign securities laws.

2.8.

Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Deerfield and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Deerfield Stock.

2.9.

Non-Registration. The Shareholder understands that the Deerfield Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder's representations and warranties as expressed herein.

2.10.

Restricted Securities. The Shareholder understands that the Shares are characterized as "restricted securities" under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.11.

Accredited Investor. The Shareholder is an "Accredited investor" within the meaning of Rule 501 under the Securities Act and the Shareholder was not organized for the specific purpose of acquiring the Shares.

2.12.

Legends. It is understood that the Deerfield Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.13.

Additional Legend. Additionally, the Deerfield Stock will bear any legend required by the "Blue Sky" laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

2.14.

Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Shareholder in connection with the Transactions, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III
Representations and Warranties of Leading Asia

Subject to the exceptions set forth in the Leading Asia Disclosure Letter (regardless of whether or not the Leading Asia Disclosure Letter is referenced below with respect to any particular representation or warranty), Leading Asia represents and warrants to Deerfield and the Shareholder as follows.

3.1.

Organization, Standing and Power. Leading Asia and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Leading Asia and its subsidiaries taken as a whole, a material adverse effect on the ability of Leading Asia to perform its obligations under this Agreement or on the ability of Leading Asia to consummate the Transactions (a "Leading Asia Material Adverse Effect"). Leading Asia and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Leading Asia Material Adverse Effect. Leading Asia has delivered to Deerfield true and complete copies of the Leading Asia Constituent Instruments, and true and complete copies of each of the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2.

Subsidiaries; Equity Interests.

(a)

The Leading Asia Disclosure Letter lists each subsidiary of Leading Asia and its jurisdiction of organization. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by Leading Asia or by another subsidiary of Leading Asia, free and clear of all Liens.

(b)

Except for its interests in its subsidiaries, Leading Asia does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.3.

Capital Structure. The authorized capital stock of Leading Asia consists of 50,000 ordinary shares, all of which are issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of Leading Asia are issued, reserved for issuance or outstanding. Leading Asia is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding shares of the capital stock of Leading Asia and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the British Virgin Islands, the Leading Asia Constituent Instruments or any Contract to which Leading Asia is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Leading Asia or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Leading Asia Stock or the capital stock of any of its subsidiaries may vote ("Voting Leading Asia Debt"). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Leading Asia or any of its subsidiaries is a party or by which any of them is bound (a) obligating Leading Asia or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Leading Asia or any of its subsidiaries or any Voting Leading Asia Debt, (b) obligating Leading Asia or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Leading Asia or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of Leading Asia to repurchase, redeem or otherwise acquire any shares of capital stock of Leading Asia.

3.4.

Authority; Execution and Delivery; Enforceability. Leading Asia has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Leading Asia of this Agreement and the consummation by Leading Asia of the Transactions have been duly authorized and approved by the Board of Directors of Leading Asia and no other corporate proceedings on the part of Leading Asia are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Leading Asia in accordance with its terms (except as such enforceability may be limited by laws affecting creditor's rights generally).

3.5.

No Conflicts; Consents.

(a)

The execution and delivery by Leading Asia of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Leading Asia or any of its subsidiaries under, any provision of (i) the Leading Asia Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which Leading Asia or any of its subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to Leading Asia or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Leading Asia Material Adverse Effect.

(b)

Except for required filings with the SEC and applicable "Blue Sky" or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Leading Asia or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6.

Taxes.

(a)

Leading Asia and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Leading Asia Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Leading Asia Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Leading Asia know of no basis for any such claim.

(b)

The Leading Asia Financial Statements reflect an adequate reserve for all Taxes payable by Leading Asia and its subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Leading Asia or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Leading Asia Material Adverse Effect.

3.7.

Benefit Plans.

(a)

Except as set forth in the Leading Asia Disclosure Letter, neither Leading Asia nor any of its subsidiaries maintains any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Leading Asia or any of its subsidiaries. Except as set forth in the Leading Asia Disclosure Letter, as of the date of this Agreement there are not any severance or termination agreements or arrangements between Leading Asia or any of its subsidiaries and any current or former employee, officer or director of Leading Asia or any of its subsidiaries, nor does Leading Asia or any of its subsidiaries have any general severance plan or policy.

(b)

Since September 30, 2009, there has not been any adoption or amendment in any material respect by Leading Asia or any of its subsidiaries of any plan described in Section 3.7(a) .

3.8.

Litigation. Except as set forth in the Leading Asia Disclosure Letter, there is no Action against or affecting Leading Asia or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Leading Asia Material Adverse Effect. Neither Leading Asia nor any of its subsidiaries, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.9.

Compliance with Applicable Laws. Except as set forth in the Leading Asia Disclosure Letter, Leading Asia and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Leading Asia Material Adverse Effect. Leading Asia has not received any written communication during the past two years from a Governmental Entity that alleges that Leading Asia is not in compliance in any material respect with any applicable Law. This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

3.10.

Brokers. Except as set forth in the Leading Asia Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Leading Asia or any of its subsidiaries.

3.11.

Contracts. Except as set forth in the Leading Asia Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Leading Asia and its subsidiaries taken as a whole. Neither Leading Asia nor any of its subsidiaries is in violation of or in default under (nor to the knowledge of Leading Asia does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Leading Asia Material Adverse Effect.

3.12.

Title to Properties. Except as set forth in the Leading Asia Disclosure Letter, neither Leading Asia nor any of its subsidiaries own any real property. Leading Asia and each of its subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Leading Asia or any of its subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the Leading Asia Disclosure Letter and except for Liens that, individually or in the aggregate, do not and will not materially interfere with the ability of Leading Asia and its subsidiaries to conduct business as currently conducted.

3.13.

Intellectual Property. Leading Asia and each of its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of Leading Asia and its subsidiaries taken as a whole. The Leading Asia Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of Leading Asia and its subsidiaries. There are no claims pending or, to the knowledge of Leading Asia, threatened that Leading Asia or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of Leading Asia, no person is infringing the rights of Leading Asia or any of its subsidiaries with respect to any Intellectual Property Right.

3.14.

Labor Matters. There are no collective bargaining or other labor union agreements to which Leading Asia or any of its subsidiaries is a party or by which any of them is bound. No material labor dispute exists or, to the knowledge of Leading Asia, is imminent with respect to any of the employees of Leading Asia.

3.15.

Financial Statements; Liabilities. Leading Asia has delivered to Deerfield its audited consolidated financial statements for the fiscal years ended December 31, 2008 and 2007 and its unaudited consolidated financial statements for the nine months ended September 30, 2009 and 2008 (collectively, the "Leading Asia Financial Statements"). The Leading Asia Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Leading Asia Financial Statements fairly present in all material respects the financial condition and operating results of Leading Asia, as of the dates, and for the periods, set forth therein. Leading Asia does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to September 30, 2009, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Leading Asia Financial Statements, which, in both cases, individually or in the aggregate, are not material and would not be reasonably expected to result in a Leading Asia Material Adverse Effect.

3.16.

Insurance. Leading Asia and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Leading Asia and its subsidiaries are engaged and in the geographic areas where they engage in such businesses. Leading Asia has no reason to believe that it will not be able to renew its and its subsidiaries' existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for Leading Asia's and such subsidiaries' respective lines of business.

3.17.

Transactions with Affiliates and Employees. Except as set forth in the Leading Asia Disclosure Letter and the Leading Asia Financial Statements, none of the officers or directors of Leading Asia and, to the knowledge of Leading Asia, none of the employees of Leading Asia is presently a party to any transaction with Leading Asia or any of its subsidiaries (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Leading Asia, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.18.

Internal Accounting Controls. Leading Asia and its consolidated subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Leading Asia has established disclosure controls and procedures for its company and designed such disclosure controls and procedures to ensure that material information relating to Leading Asia and its subsidiaries are made known to the officers by others within those entities. The officers of Leading Asia have evaluated the effectiveness of Leading Asia's controls and procedures. Since September 30, 2009, there have been no significant changes in Leading Asia's internal controls or, to Leading Asia's best knowledge, in other factors that could significantly affect Leading Asia's internal controls.

3.19.

Solvency. Based on the financial condition of Leading Asia as of the Closing Date (and assuming that the Closing shall have occurred): (a) Leading Asia's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Leading Asia's existing debts and other liabilities (including known contingent liabilities) as they mature; (b) Leading Asia's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Leading Asia, and projected capital requirements and capital availability thereof; and (c) the current cash flow of Leading Asia, together with the proceeds Leading Asia would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Leading Asia does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

3.20.

Application of Takeover Protections. Leading Asia has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Leading Asia Constituent Instruments or the laws of its jurisdiction of organization that is or could become applicable to the Shareholder as a result of the Shareholder and Leading Asia fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder's ownership of the Shares.

3.21.

Investment Company. Leading Asia is not, and is not an affiliate of, and immediately following the Closing will not have become, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

3.22.

Foreign Corrupt Practices. Neither Leading Asia, nor any of its subsidiaries, nor, to Leading Asia's knowledge, any director, officer, agent, employee or other person acting on behalf of Leading Asia or any of its subsidiaries has, in the course of its actions for, or on behalf of, Leading Asia (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.23.

Absence of Certain Changes or Events. Except as disclosed in the Leading Asia Financial Statements or the Leading Asia Disclosure Letter, from September 30, 2009 to the date of this Agreement, Leading Asia and its subsidiaries have conducted their business only in the ordinary course, and during such period there has not been:

(a)

any change in the assets, liabilities, financial condition or operating results of Leading Asia or any of its subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a Leading Asia Material Adverse Effect;

(b)

any damage, destruction or loss, whether or not covered by insurance, that would have a Leading Asia Material Adverse Effect;

(c)

any waiver or compromise by Leading Asia or any of its subsidiaries of a valuable right or of a material debt owed to it;

(d)

any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Leading Asia or any of its subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a Leading Asia Material Adverse Effect;

(e)

any material change to a material Contract by which Leading Asia or any of its subsidiaries or any of its respective assets is bound or subject;

(f)

any mortgage, pledge, transfer of a security interest in, or lien, created by Leading Asia or any of its subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Leading Asia's or its subsidiaries' ownership or use of such property or assets;

(g)

any loans or guarantees made by Leading Asia or any of its subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivision other than travel advances and other advances made in the ordinary course of its business;

(h)

any alteration of Leading Asia's method of accounting or the identity of its auditors;

(i)

any declaration or payment of dividend or distribution of cash or other property to the Shareholders or any purchase, redemption or agreements to purchase or redeem any Leading Asia Stock;

(j)

any issuance, sale, disposition or encumbrance of equity securities to any officer, director or affiliate, or any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; or

(k)

any arrangement or commitment by Leading Asia or any of its subsidiaries to do any of the things described in this Section 3.23.

3.24.

Disclosure. Leading Asia confirms that neither it nor any person acting on its behalf has provided Deerfield or its agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Deerfield under a current report on Form 8-K filed within four business days after the Closing. Leading Asia understands and confirms that Deerfield will rely on the foregoing representations and covenants in effecting transactions in securities of Leading Asia. All of the representations and warranties of Leading Asia set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.25.

No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Leading Asia or any of its subsidiaries, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Leading Asia under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Leading Asia of its Leading Asia Stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

3.26.

No Additional Agreements. Leading Asia does not have any agreements or understandings with the Shareholder with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV
Representations and Warranties of Deerfield

Deerfield represents and warrants as follows to Leading Asia and the Shareholder.

4.1.

Organization, Standing and Power. Deerfield is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Deerfield, a material adverse effect on the ability of Deerfield to perform its obligations under this Agreement or on the ability of Deerfield to consummate the Transactions (a "Deerfield Material Adverse Effect"). Deerfield is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Deerfield Material Adverse Effect. Deerfield has delivered to Leading Asia or its counsel true and complete copies of the Deerfield Charter and the Deerfield Bylaws.

4.2.

Subsidiaries; Equity Interests. Deerfield does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3.

Capital Structure. The authorized capital stock of Deerfield consists of 300,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of undesignated preferred stock, $.001 par value. As of the date hereof (a) 275,000,000 shares of Deerfield's common stock are issued and outstanding, (b) no shares of preferred stock are issued and outstanding, and (c) no shares of Deerfield's common stock or preferred stock are held by Deerfield in its treasury. Except as set forth above, no shares of capital stock or other voting securities of Deerfield were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Deerfield are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the Deerfield Charter, the Deerfield Bylaws or any Contract to which Deerfield is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Deerfield having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Deerfield's common stock may vote ("Voting Deerfield Debt"). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Deerfield is a party or by which it is bound (a) obligating Deerfield to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Deerfield or any Voting Deerfield Debt, (b) obligating Deerfield to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Deerfield. As of the date of this Agreement, there are not any outstanding contractual obligations of Deerfield to repurchase, redeem or otherwise acquire any shares of capital stock of Deerfield. The stockholder list provided to Leading Asia or its counsel is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Deerfield's common stock as of the date of such report.

4.4.

Authority; Execution and Delivery; Enforceability. The execution and delivery by Deerfield of this Agreement and the consummation by Deerfield of the Transactions have been duly authorized and approved by the Board of Directors of Deerfield and no other corporate proceedings on the part of Deerfield are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of Deerfield, enforceable against Deerfield in accordance with the terms hereof (except as such enforceability may be limited by laws affecting creditor's rights generally).

4.5.

No Conflicts; Consents.

(a)

The execution and delivery by Deerfield of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Deerfield under, any provision of (i) the Deerfield Charter or Deerfield Bylaws, (ii) any material Contract to which Deerfield is a party or to which any of its properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Order or material Law applicable to Deerfield or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deerfield Material Adverse Effect.

(b)

Except for required filings with the SEC and applicable "Blue Sky" or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Deerfield in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

4.6.

Taxes.

(a)

Deerfield has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Deerfield Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Deerfield Material Adverse Effect.

(b)

The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by Deerfield (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Deerfield, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Deerfield Material Adverse Effect.

(c)

There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Deerfield. Deerfield is not bound by any agreement with respect to Taxes.

4.7.

Benefit Plans. Deerfield does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Deerfield. As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Deerfield and any current or former employee, officer or director of Deerfield, nor does Deerfield have any general severance plan or policy.

4.8.

ERISA Compliance; Excess Parachute Payments. Deerfield does not, and since its inception never has, maintained or contributed to any "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of Deerfield.

4.9.

Litigation. There is no Action against or affecting Deerfield or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Deerfield Material Adverse Effect. Neither Deerfield nor any director or officer (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.10.

Compliance with Applicable Laws. Deerfield is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Deerfield Material Adverse Effect. Deerfield has not received any written communication during the past two years from a Governmental Entity that alleges that Deerfield is not in compliance in any material respect with any applicable Law. Deerfield is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Deerfield Material Adverse Effect. This Section 4.10 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.

4.11.

Contracts. Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Deerfield taken as a whole. Deerfield is not in violation of or in default under (nor to the knowledge of Deerfield does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Deerfield Material Adverse Effect.

4.12.

Title to Properties. Deerfield has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Deerfield has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Deerfield to conduct business as currently conducted. Deerfield has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Deerfield enjoys peaceful and undisturbed possession under all such material leases.

4.13.

Intellectual Property. Deerfield does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of Deerfield, threatened that Deerfield is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.14.

Labor Matters. There are no collective bargaining or other labor union agreements to which Deerfield is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Deerfield, is imminent with respect to any of the employees of Deerfield.

4.15.

SEC Documents; Undisclosed Liabilities.

(a)

Deerfield has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since December 26, 2006, pursuant to Sections 13(a) and 15(d) of the Exchange Act (the "SEC Reports").

(b)

As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report. Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Deerfield included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Deerfield and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)

Except as set forth in the SEC Reports, Deerfield has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of Deerfield or in the notes thereto. There are no financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities) due after the date hereof. All liabilities of Deerfield shall have been paid off and shall in no event remain liabilities of Deerfield, Leading Asia or the Shareholder following the Closing.

4.16.

Transactions With Affiliates and Employees. Except as disclosed in the SEC Reports, none of the officers or directors of Deerfield and, to the knowledge of Deerfield, none of the employees of Deerfield is presently a party to any transaction with Deerfield (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Deerfield, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.17.

Internal Accounting Controls. Deerfield maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Deerfield has established disclosure controls and procedures for Deerfield and designed such disclosure controls and procedures to ensure that material information relating to Deerfield is made known to the officers by others within Deerfield. Deerfield's officers have evaluated the effectiveness of Deerfield's controls and procedures. Since September 30, 2009, there have been no significant changes in Deerfield's internal controls or, to Deerfield's knowledge, in other factors that could significantly affect Deerfield's internal controls. The foregoing representations and warranties are subject to any deficiencies or defects identified in any letter from Deerfield's auditors, and shall further be qualified to the extent that any such deficiencies or defects shall not have resulted in any Deerfield Material Adverse Effect prior to the Closing.

4.18.

Solvency. Except as disclosed in the SEC Reports, and the opinion of the Deerfield's auditors, that Deerfield may not be able to continue as a going concern, based on the financial condition of Deerfield as of the Closing Date (and assuming that the Closing shall have occurred), (a) Deerfield's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Deerfield's existing debts and other liabilities (including known contingent liabilities) as they mature, (b) Deerfield's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by Deerfield, and projected capital requirements and capital availability thereof, and (c) the current cash flow of Deerfield, together with the proceeds Deerfield would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.

4.19.

Application of Takeover Protections. Deerfield has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Deerfield Charter or the laws of its state of incorporation that is or could become applicable to the Shareholder as a result of the Shareholder and Deerfield fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder's ownership of the Shares.

4.20.

Investment Company. Deerfield is not, and is not an affiliate of, and immediately following the Closing will not have become, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

4.21.

Foreign Corrupt Practices. Neither Deerfield, nor to Deerfield's knowledge, any director, officer, agent, employee or other person acting on behalf of Deerfield has, in the course of its actions for, or on behalf of, Deerfield (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.22.

Absence of Certain Changes or Events. Except as disclosed in the SEC Reports, and in connection with this Agreement and the Transactions, from the date of the most recent financial statements contained in the SEC Reports to the date of this Agreement, Deerfield has conducted its business only in the ordinary course, and during such period there has not been:

(a)

any change in the assets, liabilities, financial condition or operating results of Deerfield from that reflected in the financial statements contained in the SEC Reports, except changes in the ordinary course of business that have not caused, in the aggregate, a Deerfield Material Adverse Effect;

(b)

any damage, destruction or loss, whether or not covered by insurance, that would have a Deerfield Material Adverse Effect;

(c)

any waiver or compromise by Deerfield of a valuable right or of a material debt owed to it;

(d)

any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Deerfield, except in the ordinary course of business and the satisfaction or discharge of which would not have a Deerfield Material Adverse Effect;

(e)

any material change to a material Contract by which Deerfield or any of its assets is bound or subject;

(f)

any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)

any resignation or termination of employment of any officer of Deerfield;

(h)

any mortgage, pledge, transfer of a security interest in or lien created by Deerfield with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Deerfield's ownership or use of such property or assets;

(i)

any loans or guarantees made by Deerfield to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)

any declaration, setting aside or payment or other distribution in respect of any of Deerfield's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Deerfield;

(k)

any alteration of Deerfield's method of accounting or the identity of its auditors;

(l)

any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Deerfield stock option plans; or

(m)

any arrangement or commitment by Deerfield to do any of the things described in this Section 4.22.

4.23.

Certain Registration Matters. Deerfield has not granted or agreed to grant to any person any rights (including "piggy-back" registration rights) to have any securities of Deerfield registered with the SEC or any other governmental authority that have not been satisfied.

4.24.

Listing and Maintenance Requirements. Deerfield is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the requirements for continued quotation of the Deerfield Stock on the over-the-counter (OTCBB) automated quotation service administered by the Financial Industry Regulatory Authority, provided the rules and regulations of the Financial Industry Regulatory Authority have been complied with in connection with the Transactions. To the knowledge of Deerfield, no approval of the stockholders of Deerfield is required for Deerfield to issue and deliver to the Shareholders the Shares contemplated by this Agreement.

4.25.

Disclosure. Deerfield confirms that neither it nor any person acting on its behalf has provided the Shareholder or its agents or counsel with any information that Deerfield believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Deerfield under a current report on Form 8-K filed within four business days after the Closing. Deerfield understands and confirms that the Shareholder will rely on the foregoing representations and covenants in effecting transactions in securities of Deerfield. All of the representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.26.

No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Deerfield (other than with respect to the Transactions), or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Deerfield under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Deerfield of its common stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

4.27.

No Additional Agreements. Deerfield does not have any agreement or understanding with the Shareholder with respect to the Transactions other than as specified in this Agreement.

ARTICLE V
Conditions to Closing

5.1.

Deerfield Conditions Precedent. The obligations of the Shareholder and Leading Asia to enter into and complete the Closing are subject, at the option of the Shareholder and Leading Asia, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Leading Asia and the Shareholder in writing.

(a)

Representations and Covenants. The representations and warranties of Deerfield contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Deerfield shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Deerfield on or prior to the Closing Date. Deerfield shall have delivered to the Shareholder and Leading Asia a certificate, dated the Closing Date, to the foregoing effect.

(b)

Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Leading Asia or the Shareholder, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Deerfield.

(c)

Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Deerfield for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by Deerfield, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Deerfield Material Adverse Effect.

(d)

No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 30, 2009 which has had or is reasonably likely to cause a Deerfield Material Adverse Effect.

(e)

Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Deerfield, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Leading Asia and the Shareholder.

(f)

Satisfactory Completion of Due Diligence. Leading Asia and the Shareholder shall have completed their legal, accounting and business due diligence of Deerfield and the results thereof shall be satisfactory to Leading Asia and the Shareholder in their sole and absolute discretion.

(g)

SEC Reports. Deerfield shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.

(h)

OTCBB Quotation. Deerfield shall have maintained its status as a company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

(i)

No Suspensions of Trading in Deerfield Stock; Listing. Trading in the Deerfield Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding Deerfield) at any time since the date of execution of this Agreement, and the Deerfield Stock shall have been at all times since such date listed for trading on a trading market.

(j)

Secretary's Certificate. Deerfield shall have delivered to Leading Asia a certificate, signed by its Secretary or other authorized officer, certifying that the attached copies of the Deerfield Charter, Deerfield Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(k)

Good Standing Certificate. Deerfield shall have delivered to Leading Asia a certificate of good standing of Deerfield dated within five (5) business days of Closing issued by the Secretary of State of Nevada.

(l)

Resignations and Appointments. Deerfield shall have delivered to Leading Asia (i) a letter of resignation from James W. Morgon resigning as a director of Deerfield and from all offices he holds effective upon the Closing and (ii) evidence of the election such directors and officers as may be designated by Leading Asia effective upon the Closing.

(m)

Payoff Letters and Releases. Deerfield shall have delivered to Leading Asia such pay-off letters and releases relating to liabilities of Deerfield as Leading Asia shall request, in form and substance satisfactory to Leading Asia, including, but not limited to: (i) any agreement with any third parties under which Deerfield has a payment obligation (whether in cash or in kind); (ii) any notes payable of Deerfield as at the Closing Date; and (iii) any auditor, transfer agent and Edgar filer invoices.

(n)

Lien Searches. Deerfield shall have delivered to Leading Asia the results of UCC, judgment lien and tax lien searches with respect to Deerfield, the results of which indicate no liens on the assets of Deerfield.

(o)

Release. Deerfield shall have delivered to Leading Asia a duly executed release by the current directors and officers of Deerfield and United Fertilisers (UK) Ltd., in favor of Deerfield, Leading Asia and the Shareholder, in form and substance satisfactory to Leading Asia.

(p)

Indemnification Agreement. Deerfield shall have delivered an indemnification agreement, executed by United Fertilisers (UK) Ltd. for the benefit of Deerfield, Leading Asia and the Shareholder, in the form and substance satisfactory to Leading Asia.

(q)

Assignment/Termination of Claims Purchase Agreement. Deerfield shall have assigned or terminated that certain Mineral Claim Purchase Agreement, by and between Deerfield and ASK Prospecting and Guiding Inc. ("ASK"), dated October 10, 2006, as amended by that certain Mineral Claim Purchase Agreement amendment by and between Deerfield and ASK, dated November 5, 2008, and shall deliver evidence of such assignment or termination to Leading Asia and the Shareholder, in the form and substance satisfactory to Leading Asia.

(r)

Cancellation Agreement. A total of 272,250,000 shares of Deerfield Stock held by United Fertilisers (UK) Ltd. shall have been surrendered to Leading Asia for cancellation and United Fertilisers (UK) Ltd. and Deerfield shall have delivered to Leadings Asia a Cancellation Agreement (the "Cancellation Agreement"), in form and substance satisfactory to Leading Asia.

5.2.

Leading Asia and Shareholder Conditions Precedent. The obligations of Deerfield to enter into and complete the Closing is subject, at the option of Deerfield, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Deerfield in writing.

(a)

Representations and Covenants. The representations and warranties of the Shareholder and Leading Asia contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholder and Leading Asia shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholder and Leading Asia on or prior to the Closing Date. Each of Leading Asia and the Shareholder shall have delivered to Deerfield a certificate, dated the Closing Date, to the foregoing effect.

(b)

Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Deerfield, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Leading Asia.

(c)

Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholder or Leading Asia for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Shareholder or Leading Asia, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an Leading Asia Material Adverse Effect.

(d)

No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Leading Asia Financial Statements which has had or is reasonably likely to cause an Leading Asia Material Adverse Effect.

(e)

Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Deerfield, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Deerfield.

(f)

Satisfactory Completion of Due Diligence. Deerfield shall have completed its legal, accounting and business due diligence of Leading Asia and the Shareholder and the results thereof shall be satisfactory to Deerfield in its sole and absolute discretion.

(g)

Secretary's Certificate. Leading Asia shall have delivered to Deerfield a certificate, signed by its Secretary or authorized director or officer, certifying that the attached copies of the Leading Asia Constituent Instruments and resolutions of the Board of Directors of Leading Asia approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(h)

Delivery of Audit Report and Financial Statements. Leading Asia shall have completed the Leading Asia Financial Statements for all periods required to be filed in a current report on Form 8-K to be filed within 4 business days following the Closing and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board for the two most recently completed fiscal years. The form and substance of the Leading Asia Financial Statements shall be satisfactory to Deerfield in its sole and absolute discretion.

(i)

Form 8-K. Leading Asia shall have provided Deerfield with reasonable assurances that Deerfield will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite financial statements of Leading Asia and the requisite Form 10 required disclosure regarding Leading Asia and its subsidiaries.

(j)

PRC Legal Opinion. Leading Asia, the Shareholder and Deerfield shall have received an opinion from Leading Asia's legal counsel in the People's Republic of China, confirming the legality under Chinese laws of the restructuring being effected by Leading Asia in connection with the Transactions and the enforceability of this Agreement and that is otherwise satisfactory to Leading Asia, the Shareholder and Deerfield.

(k)

Share Transfer Documents. The Shareholder shall have delivered to Deerfield certificate(s) representing its Leading Asia Stock, accompanied by a duly executed instrument of transfer for transfer by the Shareholder of its Leading Asia Stock to Deerfield.

ARTICLE VI
Covenants

6.1.

Issuance of Stock Certificates. At or within 10 business days following the Closing, Deerfield shall deliver to the Shareholder a certificate representing the new shares of Deerfield Stock issued to the Shareholder.

6.2.

Blue Sky Laws. Deerfield shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Deerfield Stock in connection with this Agreement.

6.3.

Public Announcements. Deerfield and Leading Asia will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

6.4.

Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

6.5.

Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

6.6.

Filing of 8-K. Deerfield shall file, within four (4) business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of Leading Asia and the requisite Form 10 disclosure regarding Leading Asia and its subsidiaries. In addition, Deerfield shall issue a press release at a mutually agreeable time following the Closing Date.

6.7.

Furnishing of Information. As long as the Shareholder owns the Shares, Deerfield covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Deerfield after the date hereof pursuant to the Exchange Act. As long as the Shareholder owns the Shares, if Deerfield is not required to file reports pursuant to such laws, it will prepare and furnish to the Shareholder and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Shareholder to sell Shares under Rule 144. Deerfield further covenants that it will take such further action as any holder of the Shares may reasonably request, all to the extent required from time to time to enable such person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

6.8.

Access. Each of Deerfield and Leading Asia shall permit representatives of each other to have full access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to such party.

6.9.

Preservation of Business. From the date of this Agreement until the Closing Date, each of Leading Asia and Deerfield shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

ARTICLE VII
Miscellaneous

7.1.

Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Deerfield, to:
c/o Gottbetter & Partners, LLP
488 Madison Avenue
New York, NY 10022
Attention: James W. Morgon

with a copy to:

Sichenzia Ross Friedman Ference LLP
61 Broadway 32nd Floor
New York, NY 10006.
Attention: Harvey Kesner

If to Leading Asia, to:

Sanjun Industrial Park
No. 2 Huawang Rd., Dalang Street
Bao'an District, Shenzhen 518109
People's Republic of China
Attention: Ms. Xiangjun Liu

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
50 Fremont Street
San Francisco, CA 94105-2228
Attention: Scott C. Kline, Esq.

If to the Shareholder, to:

Sanjun Industrial Park
No. 2 Huawang Rd., Dalang Street
Bao'an District, Shenzhen 518109
People's Republic of China
Attention: Ms. Xiangjun Liu

7.2.

Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by Leading Asia, Deerfield and the Shareholder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

7.3.

Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Deerfield shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Deerfield of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Deerfield may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

7.4.

Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholder, Deerfield and Leading Asia will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.5.

Limitation of Liability. Notwithstanding anything herein to the contrary, each of Deerfield and Leading Asia acknowledges and agrees that the liability of the Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of the Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of the Shareholder or any investor, shareholder or holder of shares of beneficial interest of the Shareholder shall be personally liable for any liabilities of the Shareholder.

7.6.

Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

7.7.

Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

7.8.

Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

7.9.

Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Leading Asia Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

7.10.

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

7.11.

Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this

Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

DEERFIELD RESOURCES, LTD.

By: /s/ James W. Morgon
Name: James W. Morgon
Title: Chief Executive Officer

LEADING ASIA PACIFIC INVESTMENT
LIMITED

By: Unitech International Investment
Holdings Limited, as sole director

By: /s/ Guifang Li
Name: Guifang Li
Title: Director

UNITECH INTERNATIONAL INVESTMENT
HOLDINGS LIMITED

By: /s/ Guifang Li
Name: Guifang Li
Title: Director

ANNEX A
Definitions

"Action" means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

"Agreement" has the meaning set forth in the Preamble of this Agreement.

"ASK" has the meaning set forth in Section 5.1(q) of this Agreement.

"Cancellation Agreement" has the meaning set forth in Section 5.1(r) of this Agreement.

"Closing" has the meaning set forth in Section 1.2 of this Agreement.

"Closing Date" has the meaning set forth in Section 1.2 of this Agreement.

"Consent" means any material consent, approval, license, permit, order or authorization.

"Contract" means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

"Deerfield" has the meaning set forth in the Preamble of this Agreement.

"Deerfield Bylaws" means the Bylaws of Deerfield, as amended to the date of this Agreement.

"Deerfield Charter" means the Articles of Incorporation of Deerfield, as amended to the date of this Agreement.

"Deerfield Material Adverse Effect" has the meaning set forth in the Section 4.1 of this Agreement.

"Deerfield Stock" has the meaning set forth in the Background Section of this Agreement.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Governmental Entity" means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

"Intellectual Property Right" means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

"Law" means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree of any Governmental Entity

"Leading Asia" has the meaning set forth in the Preamble of this Agreement.

"Leading Asia Constituent Instruments" means the memorandum and articles of association of Leading Asia and such other constituent instruments of Leading Asia as may exist, each as amended to the date of this Agreement.

"Leading Asia Disclosure Letter" means the letter delivered from Leading Asia to Deerfield concurrently herewith.

"Leading Asia Financial Statements" has the meaning set forth in the Section 3.15 of this Agreement.

"Leading Asia Material Adverse Effect" has the meaning set forth in Section 3.1 of this Agreement.

"Leading Asia Stock" has the meaning set forth in the Background Section of this Agreement.

"Lien" means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

"Party" has the meaning set forth in the Preamble of this Agreement.

"SEC" means the Securities and Exchange Commission.

"SEC Reports" has the meaning set forth in Section 4.15 of this Agreement.

"Securities Act" means the Securities Act of 1933, as amended.

"Shareholder" has the meaning set forth in the Preamble of this Agreement.

"Shares" has the meaning set forth in Section 1.1 of this Agreement.

"Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

"Tax Return" means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

"Transactions" has the meaning set forth in Section 1.2 of this Agreement.

"Transaction Documents" means this Agreement and any other documents or agreements executed in connection with the Transactions.

"Voting Leading Asia Debt" has the meaning set forth in Section 3.3 of this Agreement.

"Voting Deerfield Debt" has the meaning set forth in Section 4.3 of this Agreement.